Delegation Amendment

As of July 24, 2002

Ms. Jennifer Fromm

Assante Global Advisors, Inc.

10100 Santa Monica Blvd.

Suite 1050

Los Angeles, CA  90064

Dear Ms. Fromm:

SA Funds-Investment Trust (the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”) are parties to an agreement dated as of July 15, 1999 (the “Agreement”) under which the Transfer Agent performs certain transfer agency and/or recordkeeping services for the Fund. In connection with the enactment of the USA Patriot Act of 2001 and the regulations promulgated thereunder, (collectively, the “Patriot Act”), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the Patriot Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the Patriot Act and the Fund has developed and implemented a written anti-money laundering program, which is designed to satisfy the requirements of the Patriot Act, (the “Fund’s Program”);

WHEREAS, the Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the Fund’s anti-money laundering program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund’s Program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows

1.

Delegation; Duties

1.1

Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund’s Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.

1.2

The Transfer Agent agrees to perform such delegated duties, with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

2.

Consent to Examination

2.1

In connection with the performance by the Transfer Agent of the above-delegated duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Patriot Act and that the records the Transfer Agent maintains for the Fund relating to the Fund’s Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

3.

Limitation on Delegation.

3.1

The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Fund’s Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund’s Program or for the overall compliance by the Fund with the Patriot Act.  Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.

Expenses.

4.1

In consideration of the performance of the foregoing duties, the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties.  The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement, except that Transfer Agent agrees to provide the Fund with 30 days notice of such expenses prior to implementing them.

5.

Information to be furnished by Transfer Agent

5.1

Transfer Agent will provide the Fund with a copy of its anti-money laundering program including procedures thereunder, any amendments thereto upon request of the Fund.

5.2

Annually, the Transfer Agent will provide the Fund with a copy of its SAS 70 which is expected to contain a review of its compliance with its anti-money laundering program.

6.

Miscellaneous.

6.1

In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

6.2.

Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

WITNESSED BY:

State Street Bank and Trust Company

/s/ Joanne M. Henthorn

By:

/s/ Joseph L. Hooley

Name:

Joseph L. Hooley

Title:

Executive Vice President

WITNESSED BY:

SA Funds-Investment Trust

/s/ Hasty Khoei

By:

/s/ Jennifer Fromm

Name:

Hasty Khoei

Name:

Jennifer Fromm

Title:

Title:

VP, Secretary & Compliance Ofcr.

Exhibit A

Delegated Duties

With respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

•

Follow the Fund’s third party check policies (which may change from time to time).

•

Submit all financial and non-financial transactions through the Office of Foreign Assets Control (“OFAC”) database and the Securities and Exchange Commission (“SEC”) Control Lists.

•

Review all maintenance transactions to shareholder registrations that occur within thirty (30) days of an account being established.

•

Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

•

Review wires sent to banking instructions other than those on file.

•

Review a shareholder’s account for unusual activity when purchases and redemptions by the shareholder (based on social security number within the Funds) hit the $100,000 threshold that has been set on the “Unusual Activity Warning System.”

•

Review accounts to identify those established by known offenders attempting fraud and once identified, freeze such accounts.

•

Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file Form 8300 as necessary.

•

Monitor and file suspicious activity reports as necessary for compliance with the Bank Secrecy Act and the regulations thereunder.

•

Maintain records as required by the Patriot Act

•

Provide AML training to relevant Transfer Agent personnel carrying out the AML duties which have been delegated to the Transfer Agent by the Fund.

•

Carry out, to its reasonable ability the requirements of the Fund’s Customer Identification Program.

In the event that the Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a suspicious activity report, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

WITNESSED BY:

State Street Bank and Trust Company

/s/ Joanne M. Henthorn

By:

/s/ Joseph L. Hooley

Name:

Joseph L. Hooley

Title:

Executive Vice President

WITNESSED BY:

SA Funds-Investment Trust

/s/ Hasty Khoei

By:

/s/ Jennifer Fromm

Name:

Hasty Khoei

Name:

Jennifer Fromm

Title:

Title:

VP, Secretary & Compliance Ofcr.